Exhibit 99
15985 East High Street
P. O. Box 35
Middlefield, Ohio 44062
Phone: 440/632-1666 FAX: 440/632-1700
www.middlefieldbank.com
PRESS RELEASE

Contact:	James R. Heslop, 2nd Executive Vice President/Chief Operating Officer (440) 632-1666 Ext. 3219 jheslop@middlefieldbank.com
Middlefield Banc Corp. Reports Strong Earnings Increase for First Quarter
MIDDLEFIELD, OHIO, May 5, 2011 •••• Middlefield Banc Corp. (OTCQB: MBCN), reported net income of $1.002 million for the quarter ended March 31, 2011, compared to $645,000 for the quarter ended March 31, 2010, an increase of 55.3%. On a per share basis, the Company’s diluted earnings were $0.62 for the 2011 first quarter, as compared to $0.41 for the comparable period of 2010.
Annualized returns on average equity (“ROE”) and average assets (“ROA”) for the 2011 quarter were 10.50% and 0.63%, respectively, compared with 7.06% and 0.45% for the first quarter of 2010.
For the first quarter of 2011, net interest income increased $963,000, or 23.7% from the same period last year. The increase was nearly equally attributable to an increase in interest income and a decrease in interest expense. Comparing the first quarter of 2011 to the first quarter of 2010, interest income increased $435,000, or 6.3%. For the same period, interest expense decreased $528,000, a change of 18.4%. The net interest margin for the three months ended March 31, 2011 was 3.68%, compared to 3.29% for the same period of the prior year.
For the three months ended March 31, 2011, management provided $865,000 to the allowance for loan losses, an increase of $426,000 from the same period the prior year. The higher provision was related to a higher level of charge-offs and for an increase in the general allocation for loan losses. Net charge-offs for the 2011 first quarter were $401,000, or 0.11% of average loans. The allowance for loan losses at March 31, 2011 stood at $6.685 million, or 1.78% of total loans. At March 31, 2010, the allowance for loan losses was $5.279 million, representing 1.47% of total loans. Based on the evaluation of the adequacy of the allowance for loan losses, management believes that, at March 31, 2011, the allowance for loan losses was adequate and reflects probable losses in the loan portfolio.
Noninterest income for the first quarter of 2011 was $699,000. This was a modest increase of 14.8% from the comparable period of 2010. The primary factors in this increase were higher revenues from investment services and fees generated by increased debit card usage. Although deposit service charges increased year-over-year, the growth was tempered by rules eliminating certain automatic overdraft protection arrangements and the ability to charge fees for the payment of overdrafts for debit and ATM card transactions.

Noninterest expense for the first quarter of 2011 totaled $3.705 million, an increase of $147,000, or 4.13% from the same period last year. Salaries and benefits, the company’s largest noninterest expense, contributed $179,000 to the increase. This increase is largely related to the growth of the company, including increased staffing levels in special assets/collections and credit analysis. Expenses related to the collection of delinquent loans and the management of Other Real Estate increased $40,000 from 2010’s first quarter. The limited growth in non-interest expense reflects management’s on-going efforts to control expenses.
“We are pleased to report strong year over year earnings for the first quarter of 2011,” stated Thomas G. Caldwell, President and Chief Executive Officer, “We enjoyed positive growth in net interest income as we have continued to maintain our focus on managing our non-interest expenses.”
“In a broad sense, we are cautiously optimistic that a transition to better economic times will begin in 2011. As we work through that interim period, our focus remains keen on delivering excellence in customer service, increasing value to our shareholders, and operating our company in accordance with safe and sound banking practices,” Caldwell concluded.
Balance Sheet Growth
The company’s total assets as of March 31, 2011 stood at $635.8 million, an increase of 0.6% over the $632.2 million in total assets reported at December 31, 2010. Net loans at March 31, 2011, were $369.8 million, up $3.6 million, or 1.0%, over the $366.3 million reported at December 31, 2010. Total deposits at the end of the first quarter 2011 were $568.6 million, or 0.6% greater than the deposit level of $566.3 million at December 31, 2010. Stockholders’ equity at March 31, 2011, was $39.3 million. Book value per share as of March 31, 2011, was $23.86.
Dividends
During the first quarter of both 2011 and 2010, Middlefield paid cash dividends of $0.26 per share.
Middlefield Banc Corp. headquartered in Middlefield, Ohio is a multi-bank holding company with total assets of $635.8 million. The company’s lead bank, The Middlefield Banking Company, operates full service banking centers and a UVEST Financial Services® brokerage office serving Chardon, Cortland, Garrettsville, Mantua, Middlefield, Newbury, and Orwell. The company also serves the central Ohio market through its Emerald Bank subsidiary, with offices in Dublin and Westerville, Ohio. Additional information is available at www.middlefieldbank.com and www.emeraldbank.com
This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights
March 31, 2011 and 2010 and December 31, 2010

Balance Sheet (period end)
(Dollar amounts in thousands)	March 31,	December 31,	March 31,
(unaudited)	2011	2010	2010
Assets
Cash and due from banks	$11,555	$10,473	$13,039
Federal funds sold	30,581	20,162	28,492
Interest-bearing deposits in other institutions	—	—	123

Cash and cash equivalents	42,136	30,635	41,654
Investment securities available for sale	189,640	201,772	164,852
Loans:	376,529	372,498	359,651
Less: reserve for loan losses	6,685	6,221	5,279

Net loans	369,844	366,277	354,372
Premises and equipment	8,053	8,179	8,408
Goodwill	4,559	4,559	4,559
Bank-owned life insurance	8,052	7,979	7,773
Accrued interest receivable and other assets	13,553	12,796	12,399

Total Assets	$635,837	$632,197	$594,017

	March 31,	December 31,	March 31,
	2011	2010	2010
Liabilities and Stockholders’ Equity
Non-interest bearing demand deposits	$52,831	$53,391	$44,082
Interest bearing demand deposits	54,371	48,869	41,959
Money market accounts	75,046	71,105	64,808
Savings deposits	155,945	146,993	120,544
Time deposits	230,411	244,893	250,885

Total Deposits	568,604	565,251	522,278
Short-term borrowings	7,301	7,632	6,772
Federal funds purchased	—	—	—
Other borrowings	18,956	19,321	25,374
Other liabilities	1,693	1,971	1,847

Total Liabilities	596,554	594,175	556,271

Common equity	29,286	28,429	28,035
Retained earnings	16,418	15,840	15,197
Accumulated other comprehensive income	313	487	1,248
Treasury stock	(6,734)	(6,734)	(6,734)

Total Stockholders’ Equity	39,283	38,022	37,746

Total Liabilities and Stockholders’ Equity	$635,837	$632,197	$594,017

MIDDLEFIELD BANC CORP.
Consolidated Selected Financial Highlights
March 31, 2011 and 2010
(Dollar amounts in thousands)
(unaudited)

	For the Three Months Ended
	March 31,
	2011	2010
INTEREST INCOME
Interest and fees on loans	$5,301	$5,097
Interest-bearing deposits in other institutions	2	4
Federal funds sold	9	11
Investment securities
Taxable interest	1,323	1,203
Tax-exempt interest	698	592
Dividends on stock	26	17

Total interest income	7,359	6,924

INTEREST EXPENSE
Deposits	2,037	2,485
Short term borrowings	59	58
Other borrowings	109	190
Trust preferred securities	136	136

Total interest expense	2,341	2,869

NET INTEREST INCOME	5,018	4,055

Provision for loan losses	865	439

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,153	3,616

NONINTEREST INCOME
Service charges on deposits	428	415
Investment securities gains, net	15	9
Earnings on bank-owned life insurance	73	67
Other income	183	118

Total non-interest income	699	609

NONINTEREST EXPENSE
Salaries and employee benefits	1,690	1,511
Occupancy expense	272	276
Equipment expense	158	198
Data processing costs	180	243
Ohio state franchise tax	128	136
Federal deposit insurance expense	225	202
Professional fees	211	192
Loss on sale of other real estate owned	(20)	121
Other operating expense	861	679

Total non-interest expense	3,705	3,558

Income before income taxes	1,147	667
Provision for income taxes	145	22

NET INCOME	$1,002	$645

Per common share data
Net income per common share — basic	$0.62	$0.41
Net income per common share — diluted	$0.62	$0.41
Dividends declared	$0.26	$0.26
Book value per share(period end)	$23.86	$24.05
Tangible book value per share (period end)	$21.09	$21.15
Dividend payout ratio	40.92%	63.26%
Average shares outstanding — basic	1,621,889	1,565,454
Average shares outstanding — diluted	1,621,889	1,567,441
Period ending shares outstanding	1,646,609	1,569,486

Selected ratios
Return on average assets	0.63%	0.45%
Return on average equity	10.50%	7.06%
Yield on earning assets	5.28%	5.45%
Cost of interest bearing liabilities	1.77%	2.36%
Net interest spread	3.51%	3.09%
Net interest margin	3.68%	3.29%
Efficiency (1)	60.97%	71.60%
Equity to assets at period end	6.18%	6.35%

(1)	The efficiency ratio is calculated by dividing non-interest expense less amortization of intangibles by the sum of net interest income on a fully taxable equivalent basis plus non-interest income.

	March 31,	March 31,
Asset quality data	2011	2010
(Dollar amounts in thousands)
Non-accrual loans	$19,017	$18,140
Troubled debt restructuring	2,942	—
90 day past due and accruing	55	3

Non-performing loans	22,014	18,143
Other real estate owned	2,248	2,175

Non-performing assets	$24,262	$20,318

Allowance for loan losses	$6,685	$5,279
Allowance for loan losses/total loans	1.78%	1.47%
Net charge-offs:
Quarter-to-date	$401	$97
Year-to-date	401	97
Net charge-offs to average loans
Quarter-to-date	0.11%	0.03%
Year-to-date	0.11%	0.03%
Non-performing loans/total loans	5.85%	5.04%
Allowance for loan losses/non-performing loans	30.37%	29.10%